Exhibit 1(a)

SPRING & MERCER CAPITAL CORP.

Suite 1304, 925 West Georgia Street

Vancouver, B.C, Canada V6C 3L2

Symbol (TSX-V):  SPNP

January 7, 2009

PRESS RELEASE

Qualifying Transaction with Card One Plus Ltd.

General

Spring & Mercer Capital Corp. (the “Company”) is pleased to provide an update respecting the progress of its acquisition of Card One Plus Ltd. (“Card One”) announced on May 8, 2008 (the “Acquisition”).  The Acquisition of Card One will be the Company’s Qualifying Transaction pursuant to the policies of the TSX Venture Exchange (the “Exchange”).  The Acquisition  is proceeding in accordance with the terms of the letter of intent dated April 9, 2008 between the Company and Card One.  Card One is an Ontario company which has developed its own proprietary prepaid debit card platform which interfaces with bank, processor and merchant systems to provide secure debit card functionality to its users.  Card One has developed the capability to support a number of different products which operate in this environment with the primary focus being on pre-loaded debit cards which allow users to make purchases and conduct financial transactions.

Private Placement

A private placement of up to 10,000,000 special warrants for gross proceeds of up to $5,000,000 was announced in the May 8, 2008 press release respecting the Acquisition.  Card One successfully raised $3,830,000 in gross proceeds through the sale of 7,660,000 special warrants pursuant to the private placement.  While Card One may raise additional funds prior to the closing of the Acquisition, its energies are currently focused on operating its business and completing the Acquisition.  If further funds are not raised pursuant to the private placement, operations will be funded from ongoing revenues.

Acquisition of Optimal Payments

On October 1, 2008, Card One completed a transaction which resulted in the acquisition by Card One of a 100% interest in a “card not present” electronic payment processing business owned by Optimal Group Inc., a NASDAQ listed company, for an aggregate purchase price of US$7,000,000 (the “Optimal Acquisition”).  Card One subsequently sold 50% of its interest in the acquired business (the “Optimal Division”) to a private company which agreed to provide 50% of the purchase price for the Optimal Division.

The Optimal Division processes electronic payments for “card not present” transactions, including internet and mail-order/telephone-order (MOTO) transactions.   It provides technology and services that businesses require to accept credit card, electronic cheque and direct debit payments.  It processes credit card payments for merchants whose businesses involve payment transactions where credit cards are not physically presented to the merchant for swiping.  The Optimal Division also processes cheques and direct debits online and by telephone.  Clients are merchants who require a service provider to enable them to receive payments for their products or services electronically.  Revenues are generated primarily from fees charged to merchants for processing services.  Fees charged to merchants typically include a discount rate, based upon a percentage of the dollar amounts processed, and a variety of fixed transaction fees.

The Optimal Division is a global payment processor which provides its credit and debit solutions to merchants in Canada, the United States, Europe and the Caribbean.  In 2007 it processed in excess of US$1.0 billion in card not present credit and debit transactions for its clients.  Its head office is located in Montreal and it has offices in Gatineau and in the United Kingdom.  The Optimal Division has over 10 years experience in the electronic payment solutions business and was one of the first technology companies to provide services in this area.  It develops and maintains its own proprietary software which enables its merchant clients to interface with the various banks, credit and debit card providers and other entities involved in the payment processing chain.

The Optimal Acquisition was a significant acquisition for Card One and has substantially altered the nature and scope of the Company’s Qualifying Transaction.  The Optimal Division generated revenues of $36,205,000 during the year ended December 31, 2007 (refer to the carve-out financial statements of the Optimal Division for the year ended December 31, 2007 contained in the Company’s Filing Statement on SEDAR).  As a result of the Optimal Acquisition, therefore, the size, scope and revenue generating ability of the business of Card One has increased significantly since the announcement of the Acquisition in May.  The details of the Optimal Acquisition, including comprehensive disclosure respecting the business of the Optimal Division and carve-out financial statements of the Optimal Division for the years ended December 31, 2007, 2006 and 2005, are included in the Company’s amended Filing Statement, which was filed on SEDAR on January 7, 2009.

Shareholder Approvals

The Company held a shareholder meeting on July 30, 2008, at which certain matters related to the Acquisition and the completion of the Qualifying Transaction were approved.  In particular, the Company obtained shareholder approval for:

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by ordinary resolution, the adoption of a 15% fixed stock option plan and the cancellation of the 2007 10% stock option plan of the Company if the 2008 15% fixed stock option plan is implemented;

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by special resolution, the consolidation of the issued and outstanding share capital of the Company on the basis of 1 new share for every 1.5 old shares;

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by special resolution, the name change of the Company from Spring & Mercer Capital Corp. to Card One Plus Inc. or such other name as may be approved by the Company’s Directors; and

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by special resolution, the continuance of the corporate jurisdiction of the Company from the Business Corporations Act (British Columbia) to the Business Corporations Act (Ontario).

Card One held a shareholder meeting on December 16, 2008, at which certain matters related to the Acquisition and the completion of the Qualifying Transaction were approved.  In particular, Card One obtained shareholder approval for:

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by special resolution, a three cornered amalgamation between the Company, Card One and a wholly-owned subsidiary of the Company (“Subco”), pursuant to which Card One and Subco will amalgamate and continue as one corporation pursuant to the provisions of the Business Corporations Act (Ontario); and

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by special resolution, the consolidation of the issued and outstanding share capital of Card One on the basis of 1 new share for every 3 old shares.

Filing Statement

On December 3, 2008, the Company filed a comprehensive Filing Statement which describes the Acquisition.  Detailed information respecting the Optimal Acquisition and the business of the Optimal Division, including audited carve-out financial statements of the Optimal Division for the years ended December 31, 2007, 2006 and 2005 and unaudited interim carve-out financial statements of the Optimal Division for the six months ended June 30, 2008, was included in the Filing Statement.  The Filing Statement also included audited financial statements of Card One for the three years ended September 30, 2007, 2006 and 2005 and unaudited interim financial statements for the 9 months ended June 30, 2008.  Also included were financial statements of the Company and consolidated pro forma financial statements giving effect to the acquisition of Card One (including the Optimal Division).

The Filing Statement filed on December 3, 2008 also contained audited financial statements of Card One for the year ended September 30, 2004 and an audit report respecting those statements dated February 1, 2006.  The September 30, 2004 financial statements were not required to be included in the Filing Statement pursuant to the policies of the Exchange.  As a result, the Company removed those financial statements and the February 1, 2006 audit report from the Filing Statement and filed an Amended Filing Statement on SEDAR on the date of this news release.  With the exception of the removal of the September 30, 2004 Card One financial statements and the February 1, 2006 audit report, the Amended Filing Statement is identical in all respects to the Filing Statement filed on December 3, 2008.  Shareholders and market participants who wish to review the Company’s Filing Statement respecting the Acquisition are, therefore, requested to refer to the Amended Filing Statement.

SPRING & MERCER CAPITAL CORP.

For further information, please contact:

Praveen Varshney

Telephone: 604-684-2181

Completion of the transaction is subject to a number of conditions, including but not limited to, Exchange acceptance and if applicable pursuant to Exchange Requirements, majority of the minority shareholder approval.  Where applicable, the transaction cannot close until the required shareholder approval is obtained.  There can be no assurance that the transaction will be completed as proposed or at all.

Investors are cautioned that, except as disclosed in the filing statement prepared in connection with the transaction, any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon.  Trading in the securities of a capital pool company should be considered highly speculative.

 "Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release."

Blackmont Capital Inc., subject to completion of satisfactory due diligence, has agreed to act as sponsor in connection with the transaction.  An agreement to sponsor should not be construed as any assurance with respect to the merits of the transaction or the likelihood of completion.

Notice to shareholders of Card One Plus Ltd. who are U.S. residents

As part of the business combination between Spring & Mercer Capital Corp. and Card One Plus Ltd., there will be an issuance of common shares of Spring & Mercer Capital Corp., a non-U.S. company in reliance on the exemption from the registration requirements of the U.S Securities Act of 1933, provided by Rule 802 thereunder.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the documents you may receive in connection with the proposed transaction, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Spring & Mercer Capital Corp. is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.